Exhibit 5.1

126 East King Street Lancaster, PA 17602-2893 Tel 717-299-5201 Fax 717-291-4660 www.barley.com

June 29, 2017

Riverview Financial Corporation 3rd and Market Streets P.O. Box A Halifax, PA 17032

Re:    Merger of Riverview Financial Corporation and CBT Financial Corp.

Dear Ladies and Gentlemen:

We have acted as counsel to Riverview Financial Corporation (“Riverview”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 4,134,056 shares of the no par value common stock of Riverview (“Riverview Common Stock”), which is the maximum number of shares to be issued by Riverview pursuant to the terms of the Agreement and Plan of Merger, dated April 19, 2017 (the “Merger Agreement”), entered into between Riverview and CBT Financial Corp. (“CBT”).

The following transactions will occur upon consummation of the Merger Agreement: (i) Riverview will merge with CBT, with Riverview surviving (the “Merger”), and (ii) all of the outstanding shares of the no par value common stock of CBT (“CBT Common Stock”) will be converted into 2.86 shares of Riverview Common Stock. Immediately following the consummation of the Merger, Riverview Bank, the wholly owned subsidiary of Riverview, and CBT Bank, the wholly-owned subsidiary of CBT, will merge, with Riverview Bank surviving.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1) All conditions precedent to the obligations of Riverview and CBT as set forth in the Merger Agreement will have been satisfied at the time of the Merger;

(2) All covenants required to be performed by Riverview and CBT on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(3) The shares of Riverview Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that the shares of Riverview Common Stock to be issued in connection with the Merger are duly authorized, and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement, and we further consent to the reference to our name in the proxy statement/ prospectus included as part of the Registration Statement, under the caption “Legal Matters”.

Very truly yours,

/s/ Barley Snyder

Barley Snyder, LLP